Exhibit 23.2

Consent of Clifford Chance LLP, Dutch Counsel of Registration

We hereby consent to the filing of this legal opinion in connection with the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder. For the avoidance of doubt, this legal opinion only speaks as of the date it was issued.

Amsterdam, May 18, 2026

/s/ Han Teerink
(advocaat)
Clifford Chance LLP